UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NEURONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38546	33-1051425
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 640-4202

(Former name or former address, if changed since last report.) Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Neuronetics, Inc. (“Neuronetics”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on April 8, 2020, relating to that certain Rights Agreement dated as of April 8, 2020, by and between Neuronetics and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”). On April 8, 2021, in accordance with the terms of the Rights Agreement, the rights issued thereunder (the “Rights”) expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by Neuronetics to deregister the Rights.

On April 9, 2021, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Ninth Amended and Restated Certificate of Incorporation, as amended, all matters set forth in Neuronetics’ Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on April 8, 2020. The 50,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. Neuronetics’ stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Neuronetics, Inc. with the SEC on April 9, 2021).

4.1	Rights Agreement dated as of April 8, 2020, by and between Neuronetics, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Neuronetics, Inc. with the SEC on April 8, 2020).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURONETICS, INC.
(Registrant)

Date: April 9, 2021	By:	/s/ W. Andrew Macan
	Name:	W. Andrew Macan
	Title:	Senior Vice President and General Counsel